EXHIBIT 10.1
INTERVOICE, INC.
FISCAL YEAR 2007 ANNUAL INCENTIVE COMPENSATION PLAN
PLAN SUMMARY
     Purpose. On March 6, 2006 the Compensation Committee of the Board of Directors (the “Committee”) of Intervoice, Inc. (the “Company”) adopted the Fiscal Year 2007 Annual Incentive Compensation Plan (the “Plan”), to be effective for fiscal year 2007. The purpose of the Plan is to advance the interests of the Company and its shareholders by (a) providing officers and certain key non-sales employees with annual incentive compensation which is tied to the achievement of objective company-wide performance goals, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and retain key employees who have outstanding skills and abilities and who achieve superior performance and (c) fostering accountability and teamwork throughout the Company.
     Administrative. The Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan. The Plan is not governed by a formal written plan document.
     Plan Participants. The Committee shall have full authority to select each officer and each employee of the Company who will participate in the Plan (each, a “Participant”). The Committee may designate as Participants in the Plan an officer, or an employee with a job title of director, manager, principal, or similar position, if the officer or such employee holds a position of responsibility and has the opportunity to make a significant contribution to the management, growth and profitability of the business of the Company. The Committee has designated all of the Company’s executive officers as Participants in the Plan.
     Payment of Awards. Incentive compensation payments under the Plan (“Incentive Awards”), to the extent earned, are payable at one time in cash as soon as practicable following the Company’s issuance of a definitive year-end earnings release with respect to fiscal year 2007.
     Certain Financial Conditions for Payment of Incentive Awards. For fiscal year 2007, the Committee has established targeted amounts for the Company’s AOI (adjusted operating income, which is operating income excluding non-recurring acquisition-related costs and stock compensation expenses) (“Targeted AOI”) and revenues (“Targeted Revenues”). The Company shall not be obligated to pay any Incentive Award under the Plan unless each of the Company’s AOI and revenues for fiscal year 2007 meets or exceeds a specified minimum percentage of Targeted AOI and Targeted Revenues, respectively. The Committee, in its discretion, may exclude certain expenses or revenues the Committee determines are unusual or non-recurring from the calculation of Targeted AOI and Targeted Revenues, respectively.
     Calculation of Bonus Pool. If the Company achieves one hundred percent (100%) of Targeted AOI and Targeted Revenues, the aggregate amount of all Incentive Awards (the “Bonus Pool”) shall be equal to approximately $3.0 million. The Bonus Pool will increase or decrease in accordance with a sliding scale based upon the amount, if any, by which the

EXHIBIT 10.1
Company’s AOI and revenues for fiscal year 2007 are less than or greater than Targeted AOI and Targeted Revenues, respectively, provided, however that the Bonus Pool shall not exceed approximately $6.0 million. If the Company achieves only the minimum threshold amounts of Targeted AOI and Targeted Revenues, respectively, the Bonus Pool will equal approximately $1.6 million. The aggregate amount of the Bonus Pool is also subject to adjustment to account for any adjustments to the number of Participants or the aggregate amount of annual base salary payable to the Participants.
     Calculation of Participant Incentive Awards. Either the Committee or the Company’s management has established an “Incentive Target” for each Participant, which Incentive Target represents a certain portion of each Participant’s base salary.
     Amount Per Participant. The amount of Incentive Awards that will be paid to any Participant if the Company achieves one hundred percent (100%) of Targeted AOI and Targeted Revenues, respectively, is equal to ten percent (10%) to thirty percent (30%) of any such Participant’s base salary in the case of non-executive officers and other Participants and, in the case of executive officers, ranges from seventy-five percent (75%) of base salary for the Company’s President and Chief Executive Officer, to thirty-five percent (35%) of base salary for the Company’s Chief Operating Officer (who will also earn an equal bonus if the Company achieves its target for global solutions bookings), to eighteen percent (18%) of base salary for the Senior Vice President and Managing Director of the EMEA (who will also earn a bonus equal to fifty-three percent (53%) of base salary if the Company achieves its target for EMEA revenues and solutions bookings), to thirty percent (30%) to fifty percent (50%) of base salary for all other executive officers. To the extent the Company’s AOI and revenues are less than or greater than Targeted AOI and Targeted Revenues, respectively, the amount of Incentive Awards that will be paid to any Participant will increase or decrease in accordance with the same sliding scale used to determine the amount of the Bonus Pool. If the Company’s AOI and revenues exceed the targeted amounts, the Committee will set aside ten percent (10%) of any incremental amounts added to the Bonus Pool in excess of $3 million to fund discretionary Incentive Awards (the “Exemplary Performance Fund”), which will be in addition to the formula-based Incentive Awards described above, to up to ten percent (10%) of the Participants who are nominated by the Company’s President and Chief Executive Officer and whom the Committee determines have demonstrated exemplary performance by making a significant contribution to the Company. Any amounts in the Exemplary Performance Fund that are not awarded by the Committee to Participants for exemplary performance will not be returned to the Bonus Pool to fund formula-based Incentive Awards.
     Eligibility for Payment. As a condition to eligibility for payment of an Incentive Award, a Participant shall be required to be in the employ of the Company or an affiliate through the date on which such Incentive Award is earned.
     Amendment or Discontinuance. The Committee may at any time suspend, terminate, amend or modify the Plan, in whole or in part.